Exhibit 99.2

SOMERSET HILLS RECEIVES APPROVAL TO REDEEM CAPITAL PURCHASE PROGRAM PREFERRED STOCK FROM THE U.S. TREASURY

BERNARDSVILLE, N.J., May 12, 2009 (GLOBE NEWSWIRE) - Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”) parent company of Somerset Hills Bank (the “Bank”) announced today that it received approval from the United States Treasury to redeem the $7.4 million in Series A Preferred Stock issued to the Treasury pursuant to the Capital Purchase Program.  The Company expects to complete the repurchase in May, and will not be required to raise any additional capital to complete the repurchase.

Stewart E. McClure, Jr., the President and Chief Executive Officer of the Company stated,  “While we appreciate the government’s willingness to provide additional capital at a time of great economic uncertainty, we determined that the Capital Purchase Program, as it has been changed since we first applied to participate, is no longer in the best interest of the Company or its shareholders.  As of March 31, 2009, the Company’s tangible common equity ratio was 12.1% and its tangible common equity to risk-weighted assets was 15.5%.  In addition, the Bank will continue to significantly exceed the capital standards required to be deemed ‘well-capitalized’ after redeeming the Treasury’s investment.”

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life and health), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH. You can visit our website at www.somersethillsbank.com.